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                                                    EXHIBIT 21



                        LIST OF SUBSIDIARIES OF
                      MARTIN MARIETTA CORPORATION


                                                  State or       Percentage
                                                 Country of     of Securities
       Name of Subsidiary                       Incorporation       Owned

Martin Marietta Technologies, Inc.                 Maryland          100%

Martin Marietta Materials, Inc.                 North Carolina       80.9%

Martin Marietta Energy Systems, Inc.               Delaware          100%

Martin Marietta Investments Inc.                   Delaware          100%


The subsidiaries contained in this listing are entities through which the Corporation conducts major activities. None meets the definition of a significant subsidiary under Rule 1-02(v) of Regulation S-X, however, considered in certain instances in a group of two or more entities or in the aggregate, as a single subsidiary, the subsidiaries listed above would constitute a significant subsidiary as defined in Regulation S-X.

Martin Marietta has a number of other subsidiaries, but all of them, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. Accordingly, the names of the particular subsidiaries are omitted.

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